Exhibit 99.1
O2Diesel Announces First Quarter 2006 Financial Results
O2Diesel Corporation (AMEX:OTD), a pioneer in the development of cost-effective, cleaner-burning, diesel fuels for centrally-fueled fleets of all types, announced today financial results for the first quarter ended March 31, 2006.
For the first quarter ended March 31, 2006, the Company reported revenues from additive sales of $38,125 as compared to revenues of $15,244 for the same period of 2005. The Company reported a net loss of $1.7 million (prior to the deemed dividend to preferred shareholders), or ($0.04) per share for the quarter ended March 31, 2006 as compared with a net loss of $1.7 million, or ($0.06) per share for the same period of 2005.
At March 31, 2006, the Company had nearly $4.1 million on the balance sheet consisting of $510,836 million in cash and cash equivalents and $3.6 million in restricted cash, compared to $5.0 million at year end December 31, 2005. Working capital stands at $2.8 million compared to $3.8 million at year end 2005. Shareholders equity was approximately $3.0 million at March 31, 2006 compared to $4.0 million at the end of 2005. These figures do not include the recently completed $6.5 million of financing which further strengthened the Company’s current balance sheet.
Alan Rae, Chief Executive Officer of O2Diesel stated, “During the quarter we continued to make progress on several fronts. We established new sponsors for the CityHome program; we shipped an initial bulk order of our proprietary additive to partners in Australia, which is a new market opportunity, while further strengthening our management expertise with the addition of industry expert Dr. Kaufman. Also worth noting is the fact that many of our early adoptive partners have eclipsed the one year anniversary since switching to O2Diesel’s fuel. All of which further validates our progress as a Company and our fuel as a credible alternative.”
“The recent heightened interest in alternative fuels and more notably ethanol has put the spotlight on the Company and we hope to capitalize on the movement in the industry as awareness and acceptance develops. We hope to leverage this movement in an effort to further validate O2Diesel’s fuel as a viable, commercial, clean burning and renewable alternative to regular diesel fuel for centrally fueled fleets in the US and abroad,” continued Mr. Rae.
More About O2Diesel: The Company and Its Fuel Technology
O2Diesel Corporation (AMEX:OTD) and its U.S. subsidiary O2Diesel, Inc., is a pioneer in the commercial development of a cleaner-burning diesel fuel alternative that provides exceptional performance and environmental qualities for centrally fueled fleets and off-road equipment of all kinds. Engineered and designed for universal application, O2Diesel™ is an ethanol-diesel blend that substantially reduces harmful emissions without sacrificing power and performance. Extensive independent and government-recognized laboratory and in-use field tests have demonstrated the effectiveness of O2Diesel™ — the introduction of this cost-effective, cleaner-burning diesel fuel is now underway in the United States and other global markets. For more information please refer to www.o2diesel.com.
Forward Looking Statements
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding O2Diesel Corporation’s business which are not historical facts are ‘forward-looking statements’ that involve risks and uncertainties. Forward-looking statements are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation, the failure to obtain adequate financing on a timely basis and other risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of O2Diesel. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in the United States or foreign countries for the commercialization and distribution of our products and failure to capitalize upon access to new markets. O2Diesel disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. “O2Diesel” and “CityHome” are trademarks of O2Diesel Corporation.
Contact:
O2Diesel Corporation
Alan Rae
+1 (302) 266 6000
Or
Alliance Advisors, LLC
Mark McPartland
+1 (914) 244-0062
###